EXHIBIT 99.1
Vanguard Health Systems, Inc. Unaudited Preliminary Financial Information (provided for informational purposes)

	Quarter Ended June 30, 2004	Year Ended June 30, 2004

	($ in millions)

Estimated total revenues (1)	$467.6	$1,781.2
Estimated Adjusted EBITDA (1) (2)	$49.6	$171.4
Estimated net income (1)	$9.8	$39.7

Long-term debt and capital lease obligations outstanding at
June 30, 2004 (including current portions):
Term B loans under senior secured credit facility		$300.0
9.75% senior subordinated notes		300.0
8.18% convertible subordinated notes		17.6
Capital lease obligations		5.9

Total long-term debt and capital lease obligations		$623.5

Estimated total leverage ratio as of June 30, 2004 (3)		2.68	x
Estimated senior leverage ratio as of June 30, 2004 (3)		0.88	x
Estimated interest coverage ratio as of June 30, 2004 (3)		4.35	x

(1)

Estimated total revenues for the quarter ended June 30, 2004, increased by $64.8 million or 16.1% compared to actual total revenues for the prior year quarter, comprised of a $41.4 million or 11.9% increase in estimated patient service revenues and a $23.4 million or 41.1% increase in estimated premium revenues.  For the quarter ended June 30, 2004, estimated discharges and estimated hospital adjusted discharges increased by 5.0% and 8.2%, respectively, compared to actual discharges and actual hospital adjusted discharges for the prior year quarter.  Estimated enrollment in the Company’s Phoenix Health Plan increased by 20.2% for the quarter ended June 30, 2004, compared to the actual enrollment for the prior year quarter.  For the quarter ended June 30, 2004, estimated net income and estimated Adjusted EBITDA increased by 84.9% and 47.2%, respectively, compared to actual net income and actual Adjusted EBITDA for the prior year quarter, primarily because the Company was able to increase revenues while holding many of its costs and expenses steady.

Estimated total revenues for the year ended June 30, 2004, increased by $440.7 million or 32.9% compared to actual total revenues for the prior year.  This increase was comprised of a $365.7 million or 32.6% increase in estimated patient service revenues, primarily as a result of the acquisition of the assets of the Baptist Health System in San Antonio, Texas, on January 1, 2003, and a $75.0 million or 34.3% increase in estimated premium revenues resulting from the 20.2% year over year increase in estimated enrollment for Phoenix Health Plan.  For the year ended June 30, 2004, estimated discharges and estimated hospital adjusted discharges increased by 29.1% and 29.4%, respectively, compared to actual discharges and actual hospital adjusted discharges for the prior year.  For the year ended June 30, 2004, estimated net income and estimated Adjusted EBITDA increased by 134.9% and 57.7%, respectively, compared to actual net income and actual Adjusted EBITDA for the prior year, primarily as a result of the acquisition of the assets of the Baptist Health System on January 1, 2003, and the Company’s success in growing revenues.

(2)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, equity method income, non-cash stock compensation, gain or loss on the sale of assets and debt extinguishment costs.  Adjusted EBITDA is not intended as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

(3)	As defined in the senior credit facility.